Exhibit 10.1.11

Transaction

CSN OVERSEAS

Date: May 14th , 2003
To: CSN OVERSEAS
From: POBT Bank and Trust Limited
Re: Swap Transaction

Dear Sirs:

     The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Share Swap Transaction entered into between POBT Bank and Trust Limited (the "POBT"), a company incorporated under the laws of the Commonwealth of The Bahamas, with its principal place of business located at Fort Nassau Centre, Marlborough St. 2nd floor, Suite 202, Nassau, Bahamas and CSN Overseas ("CSN Overseas") a company incorporated under the laws of the Cayman Islands, with its principal place of business located at Caledonian House, Mary Street P.O. Box 1043, Georgetown, Grand Cayman, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

     The definitions and provisions contained in the 2000 ISDA Definitions, and in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions") as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern.

1. Calculation Agent: POBT

2. Account Details:
    Account for payments to CSN Overseas:
    Citibank N.A.
    ABA # 021 0000089
    Swift. US33 of CSN Overseas
    Account Number: 36139071

    Account for payments to POBT:
    Bank of New York, New York
    ABA # 021 000018
    Account nr. 89 0033 1194
    Account of POBT Bank and Trust Limited

2. The terms of the particular of the Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	May 14th, 2003

Effective Date:	May 19th, 2003

Termination Date:	The Equity Payment Date

Shares:	Companhia Siderurgica Nacional — American Depositary Receipt — Ticker SID, Cusip 20440W105.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Exchange Business Day:	Notwithstanding anything to the contrary in the definition of "Exchange Business Day" in Section 1.20 of the Equity Definitions, "Exchange Business Day" means any day that each Exchange and each Related Exchange are open for trading unless the Calculation Agent determines that any failure of such Exchange or Related Exchange to open does not have a material effect on the trading market for Shares. Each such day shall be an Exchange Business Day notwithstanding any such Exchange or Related Exchange closing to prior to its regular weekday closing time.

Market Disruption Event:	Notwithstanding anything to the contrary in Section 4.3 of the Equity Definitions, "Market Disruption Event" means the occurrence or existence on any Exchange Business Day (A) at the relevant Valuation Time or at any time during the one-half hour period that ends at the relevant Valuation Time of any suspension, limitation imposed on, or impairment occuring with respect to trading (by the relevant Exchange or Related Exchange or otherwise or by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in (x) the Share on the Exchange or (y) any options contracts or futures contracts relating to the Share on any Related Exchange if, in any such case, the Calculation Agent determines that such suspension, limitation or impairment has a material effect on the trading market for the affected financial instruments or (B) of a System Disruption.

In addition it shall be a Market Disruption Event if the Exchange or Related Exchange closes prior to their scheduled closing time (if, in any such case, the Calculation Agent determines that such earlier closing has a material effect on the trading market for the affected financial instruments at the Valuation Time). A "scheduled closing time" is any regular weekday closing time or any closing time announced by the Exchange or Related Exchange, as the case may be, prior to the close of the regular trading session on such Exchange or Related

Exchange on the previous Exchange Business Day.

System Disruption:	Any event that materially disrupts (as determined by the Calculation Agent) the ability to effect transactions in the Share on the Exchange. The types of disruptions contemplated by this provision include, but are not limited to, (a) the temporary closure and re-opening of the Exchange at any point during the regular trading session and (b) a material systems failure of the trading communications and connectivity systems to the Exchange.

Equity Amounts Payable by POBT

Equity Amount Payer:	POBT

Number of Shares:	53,100

Equity Notional Amount:	USD 1,048,190.10

Equity Notional Reset:	Not Applicable

Equity Payment Date:	Three Currency Business Days after the Valuation Date

Type of Return:	Price Return

Initial Price:	USD 19.73992665

Final Price:	Means arithmetic mean of the Relevant Prices of the Shares on each Averaging Date.

Relevant Price:	The last traded price per share quoted by the Exchange.

Valuation Time	The close of trading on Exchange

Valuation Date(s):	May 2, 2005

Averaging Date (s):	Every Exchange Business Day between April 2, 2005, inclusive, and May 2, 2005 exclusive.

Averaging Date Market Disruption:	Postponement

Dividend Amount:	The Cash Dividend for the relevant Dividend Period multiplied by the number of Shares. Subject to the provisions under "Cash Dividends" below.

Cash Dividends:	100% (the "Percentage Amount") of the gross dividend, (cash or stock dividend) and/or interest on own capital "juros sobre capital próprio" declared and paid by the Issuer to holders generally of record of a single Share on the relevant record date during the relevant Dividend Period. For the avoidance of doubt, the "gross dividend" (cash or stock dividend) and/or interest on own capital "juros sobre capital próprio" shall represent a sum before the withholding or deduction of any taxes at the source by or on behalf of any applicable authority having power to tax in respect of such a dividend, (cash or stock dividend) and/or interest on own capital "juros sobre capital próprio" and shall exclude any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon.

Dividend Period:	Has the meaning specified in Section 7. 12 (c) of the 1996 ISDA Equity Derivatives Definitions.

Dividend as Collateral:	Any Dividend Amount received by POBT shall be promptly deemed posted Collateral three Business Days after the receipt of such Dividend Amount, regardless of any Collacteral call by POBT, and to the extent it causes, at any time, the amount of deposited Collateral to exceed the Collateral requirement setforth above (i.e., 30% of the Equity Notional Amount), such excess amount shall be released to CSN as provided in "Collateral" below. In the event the Dividend Amount effectively received by POBT is subject to any deduction or withholding tax, POBT shall consider, for the purpose of this section, the net amount effectively received.

Gross up:	All payments to be made by each of the Parties hereto to the other Party under this Transaction will be made without any deduction or withholding tax.

Reinvestment of Dividends: Not Applicable

Fixed Amounts payable by CSN OVERSEAS

Fixed Rate Payer:	CSN OVERSEAS

Calculation Amount:	The Equity Notional Amount

Payment Dates:	Three Business Days after the Valuation Date subject to adjustment in accordance with the Business Day Convention, provided that, if on such date the corresponding Payment Date has not yet occurred, such Payment Date shall be postponed to the date on which the Payment Date occurs and the Fixed Rate Payer shall pay the Fixed Amount due in relation to the relevant Calculation Period on that postponed Payment Date.

Fixed Rate:	11,5% p. a.

Fixed Rate Day Count Fraction:	Actual /360

Business Days:	Following Business Day Convention

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Cancellation and Payment

Merger Event	(a) "Merger Event" means, in respect of any relevant Shares, any (i) reclassification or change of such Shares that results in a transfer of or an irrevocable commitment to transfer all of such Shares outstanding, (ii) consolidation, amalgamation or merger of the Issuer with or into another entity (other than a consolidation, amalgamation or merger in which such issuer is the continuing entity and which does not result in any such reclassification or change of all of such Shares outstanding) or (iii) other takeover offer for such Shares that results in a transfer of or an irrevocable commitment to transfer all such Shares (other than such Shares owned or controlled by the offeror), in each case if the Merger Date is on or before, in the case of a Physically –settled Option Transaction, the Expiration Date or, in any other case, the final Valuation Date.

"Merger Date" means the closing date of the Merger Event, provided, that for a tender Offer, the Merger Date in the date on which shares in the amount of the applicable percentage threshold are actually purchased (as determined by the Calculation Agent)

Payment Currency:	All amounts payable under this Transaction shall be in USD.

Nationalization, Insolvency or De-listing:	Cancellation and Payment

Optional Early Termination:	CSN OVERSEAS has the right to Early Terminate this Transaction, in whole or in part, provided that CSN OVERSEAS shall issue an Early Termination Notice addressed to POBT. CSN OVERSEAS hereby acknowledges that any such Early Termination may materially adverse affect the Final Price for the Shares due to market conditions and the number of Shares requested throught an Early Termination Notice, being agreed that the Calculation Agent will determine the Final Price. In case of a partial Early Termination the parties agree to sign an amendment in order to make the proper ajustments to this transaction and reflect therefrom such Early Termination.

Early Termination Settlement Amount:	The amount agreed between the parties.

Early Termination Date:	One Exchange Business Day after the date Early Termination Notice has been signed.

Collateral:	Collateral will be posted by CSN OVERSEAS in an amount equal to 30% of the Equity Notional Amount. The Calculation Agent will calculate on a daily basis if the amount deposited as Collateral, affected by the estimated Settlement Amount in respect of this transaction as if this transaction was terminated at that moment, still represents 30% of the Equity Notional Amount. If at any moment this calculation shows a result of less than 20% or more than 40% of the Equity Notional Amount, POBT or CSN OVERSEAS respectively reserves the right to call or redeem respectively for Collateral in order to achieve the previous 30% of the Equity Notional Amount. If the result of the aforesaid calculation is different from 30% on any last Business Day of each month POBT will call or redeem Collateral in order to achieve the previous 30% of the Equity Notional Amount. Without any limitation of the foregoing, CSN OVERSEAS hereby grants POBT a first priority security interest in the collateral as collateral for its obligations under this Transaction. Upon any default by CSN OVERSEAS (i ncluding any default under the Transaction or any other transaction between CSN OVERSEAS and POBT or its affiliated), POBT shall have all of the rights with respect to the collateral of a secured party under the Uniform Commercial Code as in effect from time to time in the State of New York
Determining Party:	POBT

Credit Provisions:	In consideration of POBT and CSN OVERSEAS entereing into this Transaction and in order to support and secure the obligations of CSN OVERSEAS under this Transaction, the Agreement and any other transaction between CSN OVERSEAS and POBT, CSN OVERSEAS will from time to time, whenever requested by POBT deposit with Eligible Collateral as provided below always in accordance with the dynamic of Collateral.

Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	USD

Cash Settlement Payment Date	Three Currency Business Days after the Relevant Valuation Date or the Early Termination Date as the case may be.

"Eligible Collateral"	means cash and/or US Treasury-bills and/or certificates of deposit issued by POBT or any other financial institution previously approved by POBT with the maximum term of 90 days.

Events of Default and Termination Events

The occurrence of one or more of the following events during the period from and including the Trade Date up to and including the Termination Date will be considered an Event of Default:

(i) Failure to Pay or Deliver;
(ii) Breach of Agreement;
(iii) Misrepresentation;
(iv) Cross Default, with Threshold Amount of USD 10,000,000.00 (or its equivalent in other currencies)
(v) Bankruptcy;
(vi) Merger Without Assumption; and

The occurrence of one or more of the following events during the period from and including the Trade Date up to and including the Termination Date will be considered a Termination Event:

(i) Illegality
(ii) Tax Event;
(iii) Tax Event Upon Merger; and

(iv) Credit Event Upon Merger, provided however that provided, however, that the phrase "materially weaker" means (i) the senior long-term debt or deposits of the resulting, surviving or transferee entity is or are, as the case may be, rated less than investment grade by Standard & Poor's Corporation or Moody's Investors Service, Inc., or (ii) in the event that there are no such Standard & Poor's Corporation or Moody's Investors Service, Inc. ratings, the Policies (as defined below) in effect at the time, of the party which is not the Affected Party, would lead such non-Affected Party, solely as a result of a change in the nature, character, identity or condition of the Affected Party, from its state prior to such consolidation, amalgamation, merger or transfer, to decline to make an extension of credit to, or enter into a Transaction with the resulting, surviving or transferee entity. "Policies", for the purposes of this definition means: (1)(A) internal credit limits applicable to individual entities or (B) other limits on doing business with entities domiciled or doing business in certain jurisdictions or engaging in certain activities, or (2) internal restrictions on doing business with entities with whom the party which is not the Affected Party has had prior adverse business relations.

Automatic Early Termination:	Applicable

In respect of this transaction, POBT from the date hereof until the Termination Date (or Early Termination Date), shall at all times be the relevant owner of record and beneficial owner of all the Shares, provided, however, that POBT may transfer the Shares to any of its affiliates and may enter into certain transactions, such as selling transactions linked to derivative transactions with the specific purpose of permitting POBT to leverage its position for a certain period of time not to exceed the Termination (or the Early Termination Date) to the extent that the Shares may at any time return to its property and possession in order to enable it to comply with its obligations hereunder.

Additional Guarantees:
Companhia Siderurgica Nacional (hereinafter referred as the "Guarantor") hereby unconditionally and irrevocably guarantees to POBT the due and punctual payment of all sums due by CSN OVERSEAS in accordance therewith and when the same become due and payable. The Guarantor hereby unconditionally and irrevocably waives any and all rights it may have under Articles 827, 828, 838 I, and 839 of the Brazilian Civil Code, and Article 595 of the Brazilian Code of Civil Procedure. In the event the Guarantor is not allowed to remit the amount due by CSN OVERSEAS to POBT, the Guarantor hereby undertakes to effect the payment in Brazil according to the instructions to be sent by POBT to the Guarantor in which it will be indicated the name of the payee in Brazil.

Reliance on own Expertise:

The POBT and CSN OVERSEAS represents and guaranty to the other that: (a) it is entering into the Transaction as principal (and not as agent or in any other capacity); (b) the other party is not acting as a fiduciary for or an advisor to it in respect of the Transaction; (c) it is not relying upon any representation of the other party except those expressly set forth in the Agreement and it does not hold itself out as advising, or any of its employees or agents as having the authority to advice, the other party as to whether or not it should enter into any transaction or as to any subsequent action relating thereto or any other commercial matters concerned with the Transaction, and it shall have no responsibility whatsoever in respect of any advice of this nature given, or views expressed, by it to any of such persons to the other party, whether or not such advice is given or such views are expressed at the request of the other party; (d) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party; and (e) it is entering into the Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of assessing and is willing to assume those risks.

Offices:

The office of CSN OVERSEAS for this Transaction is Caledonian House, Mary Street P.O. Box 1043, Georgetown, Grand Cayman.

The office of POBT for this Transaction is Fort Nassau Centre, Marlborough Street, 2nd floor, suite 202, Nassau, Bahamas.

Jurisdiction:
This Transaction will be governed by and construed in accordance with New York Law.

General Expenses:

CSN OVERSEAS has agreed to pay to POBT the amount of USD 6,566.61 (Six thousand five hundred and sixty six dollars and sixty one cents) as expenses related to this Confirmation. Such payment shall be made as soon as practicable but not later than three Business Days after the Trade Date.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours sincerely,

POBT Bank and Trust Limite

Confirmed as of the date first above written:

CSN OVERSEAS